EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Investor Relations Contact	Media Contact
Warren Edwards	Lesley Pool
Executive Vice President/	Senior Vice President/
Chief Financial Officer	Chief Marketing Officer
Affiliated Computer Services, Inc.	Affiliated Computer Services, Inc.
214-841-8082	214-841-8028
warren.edwards@acs-inc.com	lesley.pool@acs-inc.com
ACS Announces Extension of Its ‘Dutch Auction’ Tender Offer; Tender Offer Range Remains Unchanged
DALLAS, TEXAS: March 10, 2006 — Affiliated Computer Services, Inc. (NYSE: ACS), a premier provider of business process outsourcing and information technology solutions, announced today an extension of the expiration date for its pending modified “Dutch Auction” tender offer for up to 55.5 million shares of its Class A common stock, which was commenced on February 9, 2006. The tender offer, which was previously scheduled to expire at 5:00 p.m., New York City time, on Friday, March 10, 2006, will be extended until 5:00 p.m., New York City time, on Friday, March 17, 2006. The tender offer remains subject to all previously announced terms and conditions. As a result, the previously announced offered price range of not less than $56 and not greater than $63 per tendered share will not be modified.
ACS, a global FORTUNE 500 company with more than 55,000 people supporting client operations reaching nearly 100 countries, provides business process outsourcing and information technology solutions to world-class commercial and government clients. The Company’s Class A common stock trades on the New York Stock Exchange under the symbol “ACS”. ACS makes technology work. Visit ACS on the Internet at www.acs-inc.com .
This statement is for informational purposes only and is not an offer to buy, or the solicitation of an offer to sell, any shares. The full details of the tender offer, along with the letter of transmittal and related materials, were previously mailed to stockholders. Stockholders should carefully read the offer to purchase, the letter of transmittal and other related materials prior to making any decision with respect to the tender offer. Stockholders may obtain free copies of the tender offer statement and other filed documents relating thereto filed by the Company with the U.S. Securities and Exchange Commission at the Commission’s web site at www.sec.gov or the Company’s web site at www.acs-inc.com . Stockholders also may obtain a copy of these documents, free of charge, from Mellon Investor Services LLC, the Company’s information agent, by calling toll-free at (800) 835-0447.